UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2020 diamedica therapeutics inc.

(Exact name of registrant as specified in its charter)

British Columbia	001-36291	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Carlson Parkway, Suite 260 Minneapolis, Minnesota	55447
(Address of principal executive offices)	(Zip Code)

(763) 312-6755

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Voting common shares, no par value per share	DMAC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On August 6, 2020, DiaMedica Therapeutics Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Guggenheim Securities, LLC as lead book-running manager and representative of the several underwriters named in Schedule I thereto (the “Underwriters”), in connection with its previously announced public offering (the “Offering”) of 4,000,000 shares (the “Firm Shares”) of its voting common shares, no par value per share. Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase from the Company, the Firm Shares at a price of $4.70 per share, and the price to the public will be $5.00 per share. Pursuant to the terms of the Underwriting Agreement, the Underwriters were also granted a 30-day option to purchase an additional 600,000 shares at the same price (the “Option Shares,” and together with the Firm Shares, the “Shares”), which the Underwriters have exercised in full.

The Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-235775), which became effective on January 9, 2020, and a related prospectus supplement filed with the United States Securities and Exchange Commission on August 7, 2020. The Company expects the net proceeds from the Offering, including the exercise by the Underwriters of their option to purchase all of the Option Shares, to be approximately $21.1 million, after deducting underwriting discounts and estimated offering expenses. The Company intends to use the net proceeds from the Offering to continue its clinical and product development activities, including the addition of a new cohort III to its REDUX trial comprised of participants with Type II diabetes mellitus with chronic kidney disease, hypertension and albuminuria, and for other working capital and general corporate purposes.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the United States Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates and were solely for the benefit of the parties to such agreement.

The foregoing summary description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the opinion of Pushor Mitchell LLP relating to the validity of the issuance and sale of the Shares in the Offering is attached as Exhibit 5.1 to this report.

Item 7.01	Regulation FD Disclosure.

On August 6, 2020, the Company issued a press release announcing the pricing of the Shares in the Offering. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated August 6, 2020, by and between DiaMedica Therapeutics Inc. and Guggenheim Securities, LLC (filed herewith)
5.1	Opinion of Pushor Mitchell LLP (filed herewith)
23.1	Consent of Pushor Mitchell LLP (included in Exhibit 5.1)
99.1	Press Release dated August 6, 2020 announcing pricing of offering (furnished herewith)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMEDICA THERAPEUTICS INC.

By:	/s/ Scott Kellen
Scott Kellen
Chief Financial Officer and Secretary

Dated: August 7, 2020